Exhibit 99.1

Ensco plc 6 Chesterfield Gardens London W1J 5BQ www.enscoplc.com	Press Release

Ensco Announces Cash Tender Offer

LONDON — 4 March 2015 — Ensco plc (NYSE:ESV) announced today that it has commenced a cash tender offer to purchase any and all of its outstanding 3.25% Senior Notes due 2016 (CUSIP No. 29358QAB5).

The tender offer is being made pursuant to an Offer to Purchase dated today and a related Letter of Transmittal and Notice of Guaranteed Delivery, which set forth the terms and conditions of the tender offer. As of March 4, 2015, the aggregate principal amount of the notes outstanding is $1.0 billion.

The consideration for each $1,000 principal amount of notes validly tendered and accepted for payment pursuant to the tender offer will be determined in the manner described in the Offer to Purchase by reference to a fixed spread of 20 bps over the yield based on the bid side price of the 0.375% U.S. Treasury due March 15, 2016, as calculated by Deutsche Bank Securities Inc. at 2:00 p.m., New York City time, on March 10, 2015. Holders whose notes are purchased will also receive accrued and unpaid interest thereon from the last interest payment date up to, but not including, the settlement date.

The tender offer will expire at 5:00 p.m. New York City time on March 10, 2015, unless extended. Holders of notes must validly tender and not validly withdraw their notes before 5:00 p.m. New York City time on the tender offer expiration date to be eligible to receive the consideration. Tendered notes may be withdrawn at any time prior to the expiration time.

The tender offer is conditioned upon the satisfaction of certain conditions more fully described in the Offer to Purchase, including the completion of a contemporaneous notes offering by Ensco.  The tender offer is not conditioned upon any minimum amount of notes being tendered.  The tender offer may be amended, extended, terminated or withdrawn.

Following the closing of the contemporaneous notes offering and the expiration of the tender offer, Ensco intends to exercise its right to redeem any notes not purchased in the tender offer and that remain outstanding pursuant to the indenture governing the notes.

Ensco has retained Deutsche Bank Securities Inc. and Citigroup Global Markets Inc. to serve as the Dealer Managers for the tender offer. Deutsche Bank Securities Inc. may be contacted at (866) 627-0391 (toll free) or (212) 250-2955 (collect).

Ensco has also retained Global Bondholder Services Corporation to serve as the Depositary and Information Agent for the tender offer.

The tender offer is being made pursuant to the terms and conditions contained in the Offer to Purchase, Letter of Transmittal and Notice of Guaranteed Delivery, copies of which may be obtained from Global Bondholder Services Corporation by telephone at (866) 470-3900 (toll free) or for banks and brokers at (212) 430-3774 or in writing at Global Bondholder Services Corporation, 65 Broadway, Suite 404, New York, New York 10006.

Copies of the Offer to Purchase, Letter of Transmittal and Notice of Guaranteed Delivery are also available at the following web address: http://www.gbsc-usa.com/ESV/

This press release is neither an offer to purchase nor a solicitation of an offer to sell any notes in the tender offer.  In addition, this press release is not an offer to sell or the solicitation of an offer to buy any securities issued in connection with any notes offering, nor shall there be any sale of the securities issued in such offering in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any such securities will be offered only by means of a prospectus, including a prospectus supplement relating to such securities, meeting the requirements of Section 10 of the U.S. Securities Act of 1933.

Ensco is not obligated to undertake any redemption of the notes, and there can be no assurance that it will consummate the tender offer or redeem the notes. The statements of intent herein with respect to the redemption of the notes does not constitute a notice of redemption under the indenture governing the notes.  Any notice of redemption with respect to the notes, if made, will only be made in accordance with the indenture governing the notes.

Ensco plc (NYSE: ESV) is a global provider of offshore drilling services to the petroleum industry.  Ensco plc is an English limited company (England No. 7023598) with its registered office and corporate headquarters located at 6 Chesterfield Gardens, 3rd Floor, London, United Kingdom W1J 5BQ.

Investor & Media Contacts:

Sean O’Neill

Vice President - Investor Relations and Communications

713-430-4607